Exhibit - 99.1

CONNECTONE BANCORP, INC. REPORTS
RECORD QUARTERLY AND ANNUAL NET INCOME;
LOAN PORTFOLIO GROWTH OF 36% IN 2013

Englewood Cliffs, N.J., January 21, 2014 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $2.9 million for the fourth quarter of 2013, representing a 23.8% increase from $2.3 million earned during the fourth quarter of 2012. Net income available to common stockholders for the full year 2013 was $10.3 million, a 27.3% increase from the prior year.

Diluted earnings per share were $0.55 and $2.09, for the fourth quarter and full-year periods of 2013, respectively, compared with diluted earnings per share of $0.71 and $2.63 for the fourth quarter and full-year 2012, respectively. Diluted earnings per share for 2013 reflect the Company’s February 2013 initial public offering and issuance of 1.8 million shares of common stock. Diluted earnings per share for the full-year 2012 reflect preferred dividends of $0.4 million. All shares of preferred were converted into common in 2012 and had no impact on 2013 results.

Frank Sorrentino III, Chairman and CEO of ConnectOne, stated, “2013 marked another record year of significant strategic accomplishments and solid financial performance for ConnectOne Bancorp. In February 2013, we successfully completed our initial public offering. It was extremely well received by the investment community and added approximately $50 million in new capital to expand our business. Financial performance achievements for 2013 included record net income for the full-year and 36% growth in our loan portfolio. In the recently completed fourth quarter 2013, we demonstrated strong momentum in earnings growth by generating diluted earnings per share of $0.55, a 10% increase over our sequential third quarter. Importantly, these stellar performance metrics were achieved despite the sustained low interest rate environment which continues to put pressure on net interest margins.”

“ConnectOne Bancorp delivered an outstanding performance in our first year as a public company and we look forward to continuing that momentum into 2014. As we begin the year, our loan and business relationship pipeline remains robust,” Mr. Sorrentino added.

Earnings

Fully taxable equivalent (“FTE”) net interest income for the fourth quarter of 2013 totaled $11.1 million, an increase of $1.8 million, or 19.9%, from the year ago quarter. The increase in net interest income from the year ago quarter was primarily due to an increase in average interest-earning assets, which grew by 31.8% to $1.2 billion, and was partially offset by a 38 basis points contraction in the net interest margin, from 4.07% in the fourth quarter of 2012 to 3.69% in the fourth quarter of 2013. Average total loans increased by 35.3% to $1.1 billion in the fourth quarter of 2013 from the prior year period. FTE net interest income for the full-year 2013 totaled $40.8 million, an increase of $6.4 million, or 18.4%, from the full-year 2012. The year-over-year increase in net interest income was primarily due to an increase in average interest-earning assets, which grew by 28.6% to $1.1 billion, and was partially offset by a 33 basis points contraction in the net interest margin, from 4.20% in 2012 to 3.87% in the full-year 2013. Average total loans increased by 31.2% to $975.2 million in 2013 from $743.2 million in 2012. The net interest margin for the fourth quarter of 2013 contracted from the sequential third quarter of 2013 by 24 basis points. The contraction in net interest margin was larger than typical due to strong loan growth, a decrease in prepayment fees and an increase in the level of low earning cash balances and investment securities. Management expects net interest income to continue to expand as a result of solid loan growth, while margin compression is likely to moderate in future periods as the Company’s loan origination mix changes and the loan portfolio fully re-prices.

Non-interest income represents a relatively small portion of the Bank’s total revenue as management has historically made a strategic decision to de-emphasize fee income, focusing instead on customer growth and retention. Non-interest income totaled $0.3 million and $1.2 million for the fourth quarter and full-year 2013, respectively, compared with $0.3 million and $1.1 million for the fourth quarter and full-year 2012, respectively. Bank owned life insurance (“BOLI”) income in 2013 and growth in service and card-related fees were essentially offset by declines in gains on sale of residential mortgage loans.

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Non-interest expenses for the fourth quarter of 2013 increased by $1.2 million, or 26.8%, to $5.8 million from $4.5 million in the prior year fourth quarter. Non-interest expenses for the full-year 2013 increased by $3.2 million, or 18.1%, to $20.7 million from $17.5 million in 2012. The largest factor contributing to the increases in total non-interest expenses was salaries and employee benefits expense, which increased by $0.7 million to $2.8 million in the fourth quarter 2013 from $2.1 million in the fourth quarter 2012, and which increased by $2.0 million to $10.3 million for the full year 2013 from $8.4 million in 2012. The increases were primarily due an increase in the number of full-time equivalent employees and higher incentive-based compensation. Also contributing to higher non-interest expenses were increased costs associated with being a publicly-traded entity, higher legal fees, and a general increase in other operating expenses related to a significantly increased volume of business. In addition, in the fourth quarter of 2013, the Company expensed approximately $0.2 million to reorganize its operating structure in order to create greater tax efficiencies.

Income tax expense was $1.4 million for the fourth quarter 2013 and $6.5 million for the full-year 2013 versus $1.6 million for the fourth quarter 2012 and $5.7 million for the full-year 2012. The effective tax rates were 33.0% and 38.9% for the fourth quarter and the full-year of 2013, respectively, versus 40.3% and 40.4% for the fourth quarter and full-year 2012, respectively. Effective tax rates for 2013 reflect a reorganized operating structure effective October 1, 2013. The Company’s effective tax rate is projected to be approximately 36% in future periods, although it is likely to fluctuate depending upon future levels of taxable and non-taxable revenue.

Asset Quality

Asset quality remained solid. Nonperforming assets, which includes nonaccrual loans and other real estate owned, as a percent of total assets declined to 0.84% at December 31, 2013, from 0.90% at both September 30, 2013 and December 31, 2012. The allowance for loan losses was $16.0 million, representing 1.39% of loans receivable and 174.2% of nonaccrual loans at December 31, 2013. At September 30, 2013, the allowance was $14.7 million representing 1.42% of loans receivable and 166.2% of nonaccrual loans, and at December 31, 2012 the allowance was $13.2 million representing 1.56% of loans receivable and 166.8% of nonaccrual loans. The provision for loan losses for the fourth quarter of 2013 increased to $1.4 million from $1.3 million for the third quarter of 2013 and $1.2 million for the fourth quarter of 2012. The provision for loan losses has remained relatively constant reflecting consistent loan growth, but is also contingent upon other factors including, but not limited to, the Company’s historical loss experience, macroeconomic conditions and reserves required for specific credits. The annualized rate of net loan charge-offs to average loans was 0.03% for the fourth quarter 2013, 0.25% for the third quarter 2013 and 0.07% for the fourth quarter 2012.

Financial Condition

At December 31, 2013, total assets were $1.2 billion, a $312.7 million increase from December 31, 2012. The increase in total assets was due primarily to a $303.6 million increase, to $1.2 billion, in loans receivable. The growth in assets was funded by a $196.5 million increase in deposits, a $58.0 million increase in Federal Home Loan Bank borrowings, $10.3 million in retained earnings, and $47.8 million in net proceeds from the Company’s first quarter 2013 initial public equity offering.

Capital

Stockholders’ equity totaled $130.1 million as of December 31, 2013, an increase of $57.8 million from $72.4 million as of year-end 2012, due primarily to retained earnings and the Company’s first quarter 2013 equity offering. Accumulated other comprehensive income (loss) declined by $0.6 million as the increase in the general level of interest rates over the course of 2013 resulted in a decline in market values in the Company’s relatively small securities portfolio. As of December 31, 2013, the tangible common equity ratio and tangible book value per share were 10.45% and $25.43, respectively. As of December 31, 2012, the Company’s tangible common equity ratio and tangible book value per share were 7.76% and $22.77, respectively.

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About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, that was formed in 2008 to serve as the holding company for ConnectOne Bank (“the Bank”). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its seven other banking offices.

For more information visit https://www.connectonebank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:
William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:
Rachel Gerber, MWW
646.215.6889; rgerber@mww.com

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CONNECTONE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	December 31,	December 31,
	2013	2012
Cash and due from banks	$2,907	$3,242
Interest-bearing deposits with banks	31,459	47,387
Cash and cash equivalents	34,366	50,629

Securities available for sale	27,589	19,252
Securities held to maturity, fair value of $1,076 at 2013 and $2,084 at 2012	1,027	1,985
Loans held for sale	—	405

Loans receivable	1,152,479	848,842
Less: Allowance for loan losses	(15,979)	(13,246)
Net loans receivable	1,136,500	835,596

Investment in restricted stock, at cost	7,622	4,744
Bank premises and equipment, net	7,526	7,904
Accrued interest receivable	4,102	3,361
Other real estate owned	1,303	433
Goodwill	260	260
Bank owned life insurance	15,191	—
Other assets	7,187	5,357
Total assets	$1,242,673	$929,926

Liabilities
Deposits
Noninterest-bearing	$216,883	$170,355
Interest-bearing	748,924	598,963
Total deposits	965,807	769,318
Long-term borrowings	137,558	79,568
Accrued interest payable	2,762	2,803
Capital lease obligation	3,107	3,185
Other liabilities	3,311	2,690
Total liabilities	1,112,545	857,564

Commitments and Contingencies

Stockholders’ Equity
Common stock, no par value; authorized 10,000,000 shares at December 31, 2013 and December 31, 2012; issued and outstanding 5,106,455 at December 31, 2013 and 3,166,217 at December 31, 2012	99,315	51,205
Retained earnings	30,931	20,661
Accumulated other comprehensive income	(118)	496
Total stockholders’ equity	130,128	72,362
Total liabilities and stockholders’ equity	$1,242,673	$929,926

CONNECTONE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Interest income
Loans receivable, including fees	$12,647	$10,550	$46,405	$39,625
Securities	211	245	795	1,079
Other interest income	23	30	103	83
Total interest income	12,881	10,825	47,303	40,787
Interest expense
Deposits	1,288	1,199	4,798	4,777
Long-term borrowings	479	347	1,489	1,349
Capital lease	47	48	189	193
Total interest expense	1,814	1,594	6,476	6,319

Net interest income	11,067	9,231	40,827	34,468
Provision for loan losses	1,400	1,150	4,575	3,990
Net interest income after provision for loan losses	9,667	8,081	36,252	30,478
Non-interest income
Service fees	137	129	436	393
Gains on sales of loans	24	132	239	470
Income on bank owned life insurance	147	—	191	—
Other income	41	65	336	279
Total non-interest income	349	326	1,202	1,142

Non-interest expenses
Salaries and employee benefits	2,811	2,100	10,321	8,352
Occupancy and equipment	805	691	3,101	2,847
Professional fees	418	366	1,463	1,143
Advertising and promotion	102	137	477	489
Data processing	661	455	2,059	1,697
Other expenses	968	799	3,230	2,960
Total non-interest expenses	5,765	4,548	20,651	17,488
Income before income tax expense	4,251	3,859	16,803	14,132
Income tax expense	1,401	1,557	6,533	5,711
Net income	2,850	2,302	10,270	8,421
Dividends on preferred shares	—	—	—	354
Net income available to common stockholders	$2,850	$2,302	$10,270	$8,067

Earnings per common share:
Basic	$0.57	$0.73	$2.15	$2.99
Diluted	0.55	0.71	2.09	2.63
Weighted average common shares outsanding:
Basic	5,013,394	3,158,756	4,773,954	2,700,772
Diluted	5,180,522	3,261,886	4,919,384	3,195,944

ConnectOne Bancorp, Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

	Three Months Ended
	December 31,	September 31,	December 31,
	2013	2013	2012
Performance ratios:
Return on average assets	0.93%	0.95%	0.76%
Return on average stockholders’ equity	8.73%	8.10%	13.89%
Net interest margin	3.69%	3.93%	4.07%
Efficiency ratio (1)	50.5%	48.1%	47.6%

	As of
	December 31,	September 31,	December 31,
	2013	2013	2012
Capital ratios:
Leverage ratio	10.74%	11.76%	7.84%
Risk-based Tier 1 capital ratio	11.67%	12.86%	9.26%
Risk-based total capital ratio	13.07%	14.29%	10.52%
Tangible common equity to tangible assets	10.45%	11.24%	7.76%

Annualized net loan charge-offs as a % of average loans	0.03%	0.25%	0.07%

Tangible book value per common share	$25.43	$24.95	$22.77

Asset quality:
Nonaccrual loans	$9,175	$8,822	$7,939
Other real estate owned	1,303	1,303	433
Total non-performing assets	$10,478	$10,125	$8,372

Performing troubled debt restructured loans	$2,934	$2,942	$2,996
Loans past due 90 days and still accruing	—	539	—

Nonaccrual loans as a % of loans receivable	0.80%	0.86%	0.93%
Nonperforming assets as a % of total assets	0.84%	0.90%	0.90%
Allowance for loan losses as a % of loans receivable	1.39%	1.42%	1.56%
Allowance for loan losses as a % of nonaccrual loans	174.2%	166.2%	166.8%

(1) Efficiency ratio is not a measure recognized under generally accepted accounting principles and is defined as total non-interest expenses divided by the sum of net interest income and total non-interest income (excluding securities gains/(losses)).

ConnectOne Bancorp, Inc.

NET INTEREST MARGIN ANALYSIS

(dollars in thousands)

	For the Three Months Ended
	December 31, 2013			December 31, 2012
	Average		Average	Average		Average
	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Interest-earning assets:
Investment securities (1) (2)	$33,407	$219	2.60%	$27,728	$245	3.52%
Loans receivable (3) (4)	1,105,997	12,647	4.54%	817,364	10,550	5.13%
Federal funds sold and interest-bearing deposits with banks	50,384	23	0.18%	57,490	30	0.21%
Total interest-earning assets	1,189,788	12,889	4.30%	902,582	10,825	4.77%
Allowance for loan losses	(15,192)			(12,610)
Non-interest earning assets	36,385			17,203
Total assets	$1,210,981			$907,175

Interest-bearing liabilities:
Savings, NOW, Money Market, Interest Checking	$332,890	230	0.27%	$330,797	296	0.36%
Time deposits	392,627	1,058	1.07%	262,025	903	1.37%
Total interest-bearing deposits	725,517	1,288	0.70%	592,822	1,199	0.80%

Borrowings	133,105	479	1.43%	79,691	347	1.73%
Capital lease obligation	3,122	47	5.97%	3,197	48	5.97%
Total interest-bearing liabilities	861,744	1,814	0.84%	675,710	1,594	0.94%
Noninterest-bearing deposits	215,642			160,607
Other liabilities	4,148			4,923
Stockholders’ equity	129,447			65,935
Total liabilities and stockholders’ equity	$1,210,981			$907,175

Net interest income/interest rate spread (5)		$11,075	3.46%		$9,231	3.83%
Tax equivalent effect		(8)			—
Net interest income as reported		11,067			$9,231

Net interest margin (6)			3.69%			4.07%

(1)	Average balances are calculated on amortized cost.
(2)	Interest income is presented on a tax equivalent basis using 35 percent federal tax rate
(3)	Includes loan fee income.
(4)	Loans receivable include non-accrual loans.
(5)	Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Represents net interest income divided by average total interest-earning assets.
(7)	Rates are annualized.

ConnectOne Bancorp, Inc.

NET INTEREST MARGIN ANALYSIS

(dollars in thousands)

	For the Twelve Months Ended
	December 31, 2013			December 31, 2012
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Investment securities (1) (2)	$28,425	$811	2.85%	$31,009	$1,079	3.48%
Loans receivable (3) (4)	975,217	46,405	4.76%	743,178	39,625	5.33%
Federal funds sold and interest-bearing deposits with banks	51,894	103	0.20%	46,902	83	0.18%
Total interest-earning assets	1,055,536	47,319	4.48%	821,089	40,787	4.97%
Allowance for loan losses	(14,267)			(11,196)
Non-interest earning assets	25,607			21,558
Total assets	$1,066,876			$831,451

Interest-bearing liabilities:
Savings, NOW, Money Market, Interest Checking	$332,513	987	0.30%	$313,475	1,397	0.45%
Time deposits	329,765	3,811	1.16%	229,150	3,380	1.48%
Total interest-bearing deposits	662,278	4,798	0.72%	542,625	4,777	0.88%

Borrowings	91,949	1,489	1.62%	77,473	1,349	1.74%
Capital lease obligation	3,150	189	6.00%	3,224	193	5.99%
Total interest-bearing liabilities	757,377	6,476	0.86%	623,322	6,319	1.01%
Noninterest-bearing deposits	191,233			138,155
Other liabilities	3,631			4,345
Stockholders’ equity	114,635			65,629
Total liabilities and stockholders’ equity	$1,066,876			$831,451

Net interest income/interest rate spread (5)		$40,843	3.63%		$34,468	3.95%
Tax equivalent effect		(16)			—
Net interest income as reported		40,827			$34,468

Net interest margin (6)			3.87%			4.20%

(1)	Average balances are calculated on amortized cost.
(2)	Interest income is presented on a tax equivalent basis using 35 percent federal tax rate
(3)	Includes loan fee income.
(4)	Loans receivable include non-accrual loans.
(5)	Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Represents net interest income divided by average total interest-earning assets.